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                              ARTHUR ANDERSEN LLP


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 5, 1995 of the Turner Growth Equity and Turner Small Cap Fund's of The Advisors Inner Circle Fund, and to all references to our Firm included in or made part of Registration Statement File No. 333-00641. It should be noted that we have not audited any financial statements of the Turner Funds subsequent to October 31, 1995 or performed any audit procedures subsequent to the date of our report.


                                         /s/ Arthur Andersen LLP


Philadelphia, Pa.,
 October 28, 1996